Exhibit 99.2

FOR IMMEDIATE RELEASE ATTENTION: FINANCIAL AND BUSINESS EDITORS
Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, N.Y. 13815
607-337-6119

NBT BANCORP INC. ADDED TO S&P SMALLCAP 600 INDEX

NORWICH, N.Y. (MARCH 27, 2009) – NBT Bancorp Inc. has been added to the Standard & Poor’s SmallCap 600 Index as of March 26, 2009. The common stock of NBT Bancorp is traded on the NASDAQ Global Select Market under the “NBTB” symbol.

According to S&P, the S&P SmallCap 600, introduced in 1994, is “fast becoming the preferred small-cap index in the U.S.” The index covers about 3% of the domestic equities market. Companies added to the index must have a market capitalization between $200 million and $1 billion and meet “specific inclusion criteria to ensure they are investable and financially viable.” NBT Bancorp is replacing Itron Inc., which is being moved to the S&P MidCap 400 Index.

“Being added to the S&P SmallCap 600 is a very significant event for our company,” said Martin Dietrich, NBT Bancorp president and chief executive officer. “This recognition is a result of our strong financial performance.”

NBT Bancorp, Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $5.3 billion at December 31, 2008. The company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies. NBT Bank, N.A. has 122 locations, including 84 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. Mang Insurance Agency, LLC, based in Binghamton, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.manginsurance.com.

# # #